Exhibit 10.17

Amendment Agreement No. 1 dated September 5, 2007 among:

(i)        Lifetime Brands, Inc., a company duly organized and in existence pursuant to the laws of the State of Delaware in the United States of America (“LTB” or “Strategic Investor”);

(ii)       Ekco, S.A.B., a Mexican sociedad anónima bursátil duly organized and in existence pursuant to the laws of the United Mexican States (“Ekco” or the “Company”, provided that when the context so requires it, “Company” shall also include the Company Subsidiaries); and

(iii)      Mr. José Ramón Elizondo Anaya, a Mexican individual (“Mr. Elizondo”), Mr. Miguel Ángel Huerta Pando, a Mexican individual (“Mr. Huerta” and together with Mr. Elizondo the “Primary Shareholders”).

WITNESSETH

WHEREAS, Lifetime Brands, Inc., Ekco, S.A.B., Mr. José Ramón Elizondo Anaya and Mr. Miguel Angel Huerta Pando entered into a Shares Subscription Agreement dated June 8, 2007 (the “SSA”) pursuant to which they agreed, among others, on the terms and conditions for a subscription of shares issued by Ekco, S.A.B. by Lifetime Brands, Inc.

WHEREAS, the parties wish to amend the SSA as described below:

NOW THEREFORE, the parties hereto agree as follows:

1. Section 1.1(a) is hereby amended to read as follows:

(a)        As soon as practicable, but in no event later than December 31, 2007 (the “Issue Date”), the Company shall issue shares of common stock (the “New Shares”), and shall make New Shares available for subscription by Strategic Investor in the terms provided below. Strategic Investor shall have the right to subscribe the shares in the terms provided hereunder, through a newly incorporated Mexican entity (“NewCo”) wholly owned by the Strategic Investor, provided that Strategic Investor: (i) shall not be obliged to purchase any shares if less than 29.99% of the outstanding capital stock of the Company on a fully diluted basis, are available for subscription; and (ii) shall not be obliged to purchase any shares in excess of those New Shares representing exactly 29.99% of the outstanding capital stock of the Company on a fully diluted basis.

2. Section 14.1(b) is hereby amended to read as follows:

(b)       by notice in writing by either of the Strategic Investor, the Company or the Primary Shareholders, if the Closing does not occur on or before January 31, 2007; provided that if the Closing does not occur on or before such date as the result of a willful breach or willful default by a party with respect to its obligations under this Agreement on or before such date, such party may not terminate this Agreement pursuant to this Section 14.1(b), and the other party to this Agreement shall at its option enforce its rights against such breaching or defaulting party and seek any remedies against such party, in either case as provided hereunder and by applicable law;

3. Section 9.1(f)(iii) is hereby amended to read as follows:

(iii)      Strategic Investor shall not directly or indirectly (including through its Affiliates) carry on activities, conduct, own an interest in or otherwise participate (whether as a supplier, lender, guarantor, investor, employer, proprietor, shareholder, agent, consultant or partner), sale or distribution of or in the control or management of all or any part of a business involved in the manufacture, sale or distribution of houseware products, including but not limited to kitchenware, cookware, pressure cookers, pots, pans, kitchen gadgets and utensils, cutlery, thermoses, dinnerware and flatware in Mexico, Colombia, Argentina, Venezuela, Costa Rica, El Salvador, Guatemala, Honduras, Nicaragua, Panama, Belize and Dominican Republic, until the second anniversary of the Exit Date, without the prior written consent of the Company and the Primary Shareholders.

4. All other provisions of the SSA shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LIFETIME BRANDS, INC.

By: /s/ Jeffrey Siegel Name: Jeffrey Siegel Title: Attorney-in-fact

EKCO, S.A.B.

By:/s/ José Ramón Elizondo Anaya Name: Mr. José Ramón Elizondo Anaya Title: Attorney-in-fact

By:/s/ Emmanuel Reveles Ramírez Name: Mr. Emmanuel Reveles Ramírez Title: Attorney-in-fact

PRIMARY SHAREHOLDERS

By:/s/ José Ramón Elizondo Anaya Name: Mr. José Ramón Elizondo Anaya

By:/s/ Miguel Ángel Huerta Pando Name: Mr. Miguel Ángel Huerta Pando

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